Exhibit 10.3

THIRD AMENDMENT TO THE

CAPITAL SOUTHWEST CORPORATION

2010 RESTRICTED STOCK AWARD PLAN

WHEREAS, Capital Southwest Corporation (the “Company”) previously adopted the Capital Southwest Corporation 2010 Restricted Stock Award Plan (as previously amended, the “2010 Plan”);

WHEREAS, on August 22, 2017 the Company received an exemptive order from the U.S. Securities and Exchange Commission that allows it to withhold shares of its common stock from a 2010 Plan participant to satisfy tax withholding obligations related to the vesting of restricted stock pursuant to the 2010 Plan;

WHEREAS, Section 14 of the 2010 Plan provides that the Board of Directors of the Company (the “Board”), may, subject to certain limitations, amend the 2010 Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the 2010 Plan, effective as of the date of the exemptive order, as provided below.

NOW, THEREFORE, the 2010 Plan is hereby amended as follows:

1. Section 2(q) of the 2010 Plan is deleted in its entirety and replaced with the following:

(q) “Fair Market Value” on any date means the closing sales price of the Common Stock on the Nasdaq Global Select Market (or any other such exchange on which the Common Stock may be traded in the future) on the date of determination.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal.  The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

2. Section 2(z) of the 2010 Plan is deleted in its entirety and replaced with the following:

(z) “Subsidiary” means Capital Southwest Management Company.

3. Section 13 of the 2010 Plan is deleted in its entirety and replaced with the following:

13. TAX WITHHOLDING

The Company’s obligation to make cash payments pursuant to a Restricted Stock Award or deliver Shares, or any other event with respect to rights and benefits hereunder, shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. To the extent that the Company is required to withhold any federal, state or local income and employment taxes in respect of any compensation income realized by the Participant in respect of Shares acquired pursuant to a Restricted Stock Award, or in respect of any Shares becoming vested, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such federal, state or local income and employment taxes required to be so withheld. If no such payments are due or become due to such Participant, or if such payments are insufficient to satisfy such federal, state or local income or employment taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he or she already owns, having a value equal to the amount required to be withheld. The value of the Shares to be withheld, or delivered to the Company, shall be based on the Fair Market Value of Shares on the date the amount of tax to be withheld is determined. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

4. The amendments set forth above shall be effective as of August 22, 2017.

5. The 2010 Plan, as amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to the 2010 Plan to be executed by its duly authorized officer, on this 7th day of November, 2017.

CAPITAL SOUTHWEST CORPORATION By: /s/ Michael S. Sarner
Name: Michael S. Sarner
Title: Chief Financial Officer, Secretary and Treasurer